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                                                                     Exhibit 2.a

                             ARTICLES OF RESTATEMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                          NEIGHBORHOOD BOX OFFICE, INC.

        1. The name of this Corporation is Neighborhood Box Office, Inc. (the "Corporation").

        2. The Articles of Incorporation of this Corporation, as previously amended and revised, I are amended and restated to read in their entirety as follows:

                                   "ARTICLE I
                                 CORPORATE NAME

        The name of the Corporation is Neighborhood Box Office, Inc.

                                   ARTICLE II
                                     PURPOSE

        The Corporation is organized to engage in any lawful acts, activities and pursuits for which a corporation may be organized under the Utah Revised Business Corporation Act, as amended (the "Act").

                                  ARTICLE III
                               AUTHORIZED SHARES

        The Corporation is authorized to issue two classes of shares to be designated "Common Stock" and "Preferred Stock," respectively. The total number of shares of Common Stock that the Corporation is authorized to issue is twenty million (20,000,000), $.0005 par value per share. The total number of shares of Preferred Stock authorized is one million (1,000,000), $1.00 par value per share.

        The preferences, limitations and relative rights of each class of shares (to the extent established hereby) and the express grant of authority to the Board of Directors to amend this Second -- Amended and Restated Articles of Incorporation to divide the authorized shares of Preferred Stock into series, to establish and modify preferences, limitations and relative rights of each share of Preferred Stock and to otherwise impact the capitalization of the Corporation as permitted by the Act are as follows:

        A. Common Stock



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        1. Voting Rights. Except as otherwise expressly provided by law or in this Article 111, each issued and outstanding share of Common Stock shall be entitled to one vote on each matter to be voted on by the shareholders of the Corporation.

        2. Liquidation Rights. Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Common Stock then-outstanding shall be entitled to receive all of the assets of the Corporation remaining and available for distribution. Such assets shall be divided among and paid to the holders of shares of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

        3. Dividends. Dividends may be paid on the issued and outstanding shares of Common Stock as and when declared by the Board of Directors, out of funds legally available therefore; provided, however, that no dividends shall be made with respect to the Common Stock until any preferential dividends required to be paid or set apart for any issued and outstanding shares of the Corporation's Preferred Stock have been paid or set apart.

        4. Residual Rights. All rights accruing to the issued and outstanding shares of the Corporation not expressly provided for to the contrary herein, in the Corporation's Bylaws or in any resolution or document regarding the preferences, limitations and/or relative rights of any shares of Preferred Stock or in any amendment hereto or thereto, shall be vested in the Common Stock.

        B. Preferred Stock

        The Board of Directors, without shareholder action, may amend these Second Amended and Restated Articles of Incorporation, pursuant to the authority granted to the Board of Directors by the Act, to do any of the following:

        (i) designate and determine, in whole or in part, the preferences, limitations and relative rights, within the limits set forth in the Act, of the Preferred Stock before the issuance of any shares of Preferred Stock;

        (ii) create one or more series of Preferred Stock, fix the number of shares of each such series (within the total number of authorized shares of Preferred Stock available for designation as a part of such series) and designate and determine, in whole or in part, the preferences, limitations and relative rights of each series of Preferred Stock, within the limits set forth in the Act, all before the issuance of any shares of such series;

        (iii) alter or revoke the preferences, limitations and/or relative rights granted to or imposed upon the Preferred Stock before the issuance of any shares of Preferred Stock, or upon any wholly-unissued series of Preferred Stock; or



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        (iv) increase or decrease the number of shares constituting any series of Preferred Stock, the number of shares of which was originally fixed by the Board of Directors, either before or after the issuance of shares of the series; provided, however, that the number may not be decreased below the number of shares of such series then-outstanding or increased above the total number of authorized shares of Preferred Stock available for designation as a part of such series.

                                   ARTICLE IV
                             LIMITATION OF LIABILITY

        To the fullest extent permitted by the Act or any other applicable law as now in effect or as it may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its shareholders for liability for any action taken or any failure to take any action, as a director.

                                    ARTICLE V
                                 INDEMNIFICATION

        The Corporation shall indemnify all officers and directors of the Corporation to the fullest extent permitted by the Act or any other-applicable law as now in effect or as it may hereafter be amended.

        5. The amendment set forth herein was approved and adopted by the Shareholders of the Corporation effective as of April 7, 1999, in accordance with the requirements of the Act. All prior Articles of Incorporation and amendments thereto are superseded in their entirety by the provisions of these Articles of Restatement of Articles of Incorporation.

        6. On the date the foregoing amendment was approved by the shareholders of the Corporation, the Corporation had outstanding 8,236,295 shares of Common Stock, all of which were entitled to vote on the amendment.

        7. The amendment set forth herein was approved pursuant to Section 16- 1 Oa-704 of the Act, which allows shareholder action to be taken without a meeting. Written consent signed by the holders of 4,462,428 shares of Common Stock voted in favor of the foregoing amendment. The number of shares of Common Stock voting in favor of the foregoing amendment was sufficient for approval of the amendment.

        IN WITNESS WHEREOF, these Articles of Restatement of Articles of Incorporation are hereby executed, effective as of this 26th day of August, 1999.

        NEIGHBORHOOD BOX OFFICE, INC.

        By Keith A. Guevara, President
        and Chief Executive Officer